Exhibit 99.1

Press Release April 23, 2024	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2024 Results

FORT WAYNE, INDIANA, April 23, 2024 / PRNewswire /

First Quarter 2024 Performance Highlights:

▪	Steel shipments of 3.3 million tons

▪	Net sales of $4.7 billion, operating income of $751 million, net income of $584 million, and adjusted EBITDA of $879 million

▪	Cash flow from operations of $355 million, which was reduced by the annual companywide profit-sharing contribution of $265 million in the quarter

▪	Strong liquidity of $3.1 billion as of March 31, 2024

▪	Share repurchases of $298 million of the company’s common stock, representing 1.5 percent of its outstanding shares

▪	First quarter 2024 cash dividend increase of 8 percent

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter 2024 financial results. The company reported first quarter 2024 net sales of $4.7 billion and net income of $584 million, or $3.67 per diluted share. Comparatively, the company’s sequential fourth quarter 2023 net income was $424 million, or $2.61 per diluted share and prior year first quarter net income was $637 million, or $3.70 per diluted share.

“The teams executed well delivering a solid first quarter performance,” said Mark D. Millett, Chairman and Chief Executive Officer. “Underlying steel demand was steady in the quarter; however, we experienced some steel order volatility early in the quarter as customer inventories remain incredibly low and scrap prices declined month over month in the quarter. Customer orders rebounded strongly in March supporting increased pricing and solid order backlogs, especially within our value-added coated flat rolled steel products portfolio.

“The teams achieved strong first quarter 2024 operating income of $751 million and adjusted EBITDA of $879 million,” continued Millett. “The sequential improvement in earnings was driven by our steel and metals recycling businesses and supported by continued historically strong results from our steel fabrication operations. Across the company, our teams achieved strong performance, while keeping each other safe.”

First Quarter 2024 Comments

First quarter 2024 operating income for the company’s steel operations was $675 million, or 85 percent higher than sequential fourth quarter results, due to solid demand resulting in near-record first quarter steel shipments of 3.3 million tons and higher realized selling values. The automotive, non-residential construction, energy, and industrial sectors lead demand. Flat rolled steel pricing has rebounded from recent lows and steel producer lead times have extended since the end of the first quarter. The first quarter 2024 average external product selling price for the company’s steel operations increased $111 sequentially to $1,201 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills increased $24 sequentially to $417 per ton.

Compared to the sequential fourth quarter, first quarter 2024 operating income from the company’s metals recycling operations increased to $23 million, based on increased demand supporting higher volume and metal spread expansion. Domestic steel production utilization increased from 74 percent in the sequential fourth quarter to 77 percent in the first quarter 2024. The team did an excellent job executing in a falling price environment since December 2023 before prices stabilized in April.

The company’s steel fabrication operations achieved historically strong operating income of $178 million in the first quarter 2024, but below sequential fourth quarter results, based on seasonally lower shipments coupled with a decline in metal spread as realized pricing declined and steel raw material input costs increased in the quarter. The steel fabrication order backlog extends through the third quarter 2024, at pricing levels well above pre-Covid levels. In addition, the continued onshoring of manufacturing, coupled with the robust U.S. infrastructure program and industrial build-outs, supports strong demand for 2024 and beyond.

Based on the company’s differentiated business model and highly variable cost structure, the company generated cash flow from operations of $355 million during the quarter, even after funding the companywide profit-sharing contribution of $265 million. The company also invested $374 million in capital investments, paid cash dividends of $68 million, and repurchased $298 million of its outstanding common stock, representing 1.5 percent of its outstanding shares, while maintaining strong liquidity of $3.1 billion as of March 31, 2024.

Outlook

“We remain confident that market conditions are in place for domestic steel consumption to be strong throughout 2024,” said Millett. “Order entry activity continues to be solid across all of our businesses and steel pricing has firmed. We believe North American steel consumption will increase in 2024, and that demand for lower-carbon emission, U.S. produced steel products coupled with lower imports will support steel pricing. We believe the automotive, non-residential construction, industrial, and energy sectors will remain solid this year. The continued onshoring of manufacturing businesses, combined with the expectation of significant fixed asset investment to be derived from public funding related to the U.S. Infrastructure, Inflation Reduction Act, and Department of Energy programs, will competitively position the domestic steel industry. We believe this will benefit all of our operating platforms, especially our steel and steel fabrication businesses.

“We have successfully started commissioning and operating our four new value-added flat rolled steel coating lines. The teams have produced prime quality galvanized and painted products on the first two lines in record times. We expect to begin benefitting from the additional 1.1 million tons of value-added steel products beginning in the second quarter of this year and fully in 2025.

“We are also quickly progressing on our aluminum flat rolled products mill and are incredibly excited about this meaningful growth opportunity, which is aligned with our existing business and operational expertise,” said Millett. “We plan to begin operating the aluminum flat rolled mill mid-2025. We have intentionally grown with our customers’ needs, providing efficient sustainable supply-chain solutions for the highest quality products. Thus far, this has primarily been achieved within the steel industry – however, a significant number of our flat rolled steel customers are also consumers and processors of aluminum flat rolled products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can and packaging industry, in addition to the automotive, industrial, and construction sectors. We believe our unique performance-based operating culture, coupled with our considerable experience in successfully constructing and operating cost-effective, highly profitable flat rolled steel mills, positions us exceptionally well to execute this strategic opportunity and to deliver strong long-term value creation. Our customers and our people are also incredibly excited for this growth opportunity.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continue to positively differentiate our performance from the rest of the industry. We are competitively positioned and focused to generate long-term sustainable value,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss first quarter 2024 operating and financial results on Wednesday, April 24, 2024, at 11:00 a.m. Eastern Daylight Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on May 1, 2024.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations from our customers or related regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact: Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months
	March 31,		Ended
	2024	2023	Dec. 31, 2023
Net sales	$4,694,003	$4,893,206	$4,233,423
Costs of goods sold	3,713,205	3,837,084	3,502,539
Gross profit	980,798	1,056,122	730,884

Selling, general and administrative expenses	159,507	144,309	157,207
Profit sharing	62,652	69,575	47,055
Amortization of intangible assets	7,664	6,878	8,086
Operating income	750,975	835,360	518,536

Interest expense, net of capitalized interest	11,978	22,507	14,795
Other (income) expense, net	(26,784)	(34,936)	(38,498)
Income before income taxes	765,781	847,789	542,239

Income tax expense	178,281	203,456	115,199
Net income	587,500	644,333	427,040
Net income attributable to noncontrolling interests	(3,459)	(7,023)	(2,770)
Net income attributable to Steel Dynamics, Inc.	$584,041	$637,310	$424,270

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$3.68	$3.71	$2.63

Weighted average common shares outstanding	158,666	171,597	161,434

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$3.67	$3.70	$2.61

Weighted average common shares and share equivalents outstanding	159,354	172,479	162,276

Dividends declared per share	$0.46	$0.425	$0.425

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2024	2023
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,039,421	$1,400,887
Short-term investments	653,255	721,210
Accounts receivable, net	1,739,060	1,608,307
Inventories	3,027,143	2,894,632
Other current assets	138,557	162,790
Total current assets	6,597,436	6,787,826

Property, plant and equipment, net	7,063,990	6,734,218

Intangible assets, net	250,095	257,759

Goodwill	477,471	477,471

Other assets	637,758	651,146
Total assets	$15,026,750	$14,908,420
Liabilities and Equity
Current liabilities
Accounts payable	$1,183,593	$1,088,330
Income taxes payable	150,103	5,524
Accrued expenses	539,272	778,455
Current maturities of long-term debt	425,696	459,987
Total current liabilities	2,298,664	2,332,296

Long-term debt	2,612,246	2,611,069

Deferred income taxes	923,745	944,768

Other liabilities	144,336	180,760
Total liabilities	5,978,991	6,068,893

Commitments and contingencies

Redeemable noncontrolling interests	171,212	171,212

Equity
Common stock	651	651
Treasury stock, at cost	(6,182,274)	(5,897,606)
Additional paid-in capital	1,197,176	1,217,610
Retained earnings	14,056,868	13,545,590
Accumulated other comprehensive income (loss)	(13)	421
Total Steel Dynamics, Inc. equity	9,072,408	8,866,666
Noncontrolling interests	(195,861)	(198,351)
Total equity	8,876,547	8,668,315
Total liabilities and equity	$15,026,750	$14,908,420

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2024	2023
Operating activities:
Net income	$587,500	$644,333

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	115,252	107,694
Equity-based compensation	15,612	16,078
Deferred income taxes	(21,024)	9,008
Other adjustments	18,705	(10,006)
Changes in certain assets and liabilities:
Accounts receivable	(130,753)	(70,922)
Inventories	(133,025)	141,112
Other assets	(12,176)	7,842
Accounts payable	29,499	117,312
Income taxes receivable/payable	165,664	189,247
Accrued expenses	(280,037)	(417,915)
Net cash provided by operating activities	355,217	733,783

Investing activities:
Purchases of property, plant and equipment	(374,310)	(226,319)
Purchases of short-term investments	(205,873)	(356,777)
Proceeds from maturities of short-term investments	272,994	271,107
Other investing activities	14,255	2,343
Net cash used in investing activities	(292,934)	(309,646)

Financing activities:
Issuance of current and long-term debt	379,268	393,910
Repayment of current and long-term debt	(413,939)	(405,279)
Dividends paid	(68,008)	(58,798)
Purchase of treasury stock	(298,059)	(353,997)
Other financing activities	(23,108)	(23,449)
Net cash used in financing activities	(423,846)	(447,613)

Decrease in cash, cash equivalents, and restricted cash	(361,563)	(23,476)
Cash, cash equivalents, and restricted cash at beginning of period	1,406,464	1,633,919
Cash, cash equivalents, and restricted cash at end of period	$1,044,901	$1,610,443

Supplemental disclosure information:
Cash paid for interest	$9,327	$9,596
Cash paid for income taxes, net	$28,390	$4,703

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	First Quarter
	2024	2023	Q4 2023
External Net Sales
Steel	$3,366,237	$3,088,490	$2,915,325
Steel Fabrication	447,179	868,768	520,573
Metals Recycling	569,473	583,468	488,070
Other	311,114	352,480	309,455
Consolidated Net Sales	$4,694,003	$4,893,206	$4,233,423
Operating Income (Loss)
Steel	$674,648	$346,478	$364,829
Steel Fabrication	178,381	551,313	249,930
Metals Recycling	22,635	42,930	6,429
Aluminum	(13,531)	(2,422)	(10,769)
	862,133	938,299	610,419

Non-cash amortization of intangible assets	(7,664)	(6,878)	(8,086)
Profit sharing expense	(62,652)	(69,575)	(47,055)
Non-segment operations	(40,842)	(26,486)	(36,742)
Consolidated Operating Income	$750,975	$835,360	$518,536
Adjusted EBITDA
Net income	$587,500	$644,333	$427,040
Income taxes	178,281	203,456	115,199
Net interest expense (income)	(14,327)	(3,470)	(16,830)
Depreciation	106,030	99,210	102,082
Amortization of intangible assets	7,664	6,878	8,086
EBITDA	865,148	950,407	635,577
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	(1,347)	(8,142)	461
Equity-based compensation	14,825	13,877	22,694
Adjusted EBITDA	$878,626	$956,142	$658,732

Other Operating Information
Steel
Average external sales price (Per ton)	$1,201	$1,076	$1,090
Average ferrous cost (Per ton melted)	$417	$413	$393

Flat Roll shipments
Butler, Columbus, and Sinton	1,993,305	1,929,792	1,841,701
Steel Processing divisions *	418,547	435,602	423,690
Long Product shipments
Structural and Rail Division	440,921	495,551	407,175
Engineered Bar Products Division	191,373	231,723	186,390
Roanoke Bar Division	124,920	157,024	117,244
Steel of West Virginia	86,528	95,456	87,537
Total Shipments (Tons)	3,255,594	3,345,148	3,063,737

External Shipments (Tons)	2,803,569	2,869,321	2,674,396

Steel Mill Production (Tons)	2,992,018	2,939,032	2,755,778

Metals Recycling
Nonferrous shipments (000's of pounds)	289,436	285,837	262,734
Ferrous shipments (Gross tons)	1,453,619	1,452,821	1,363,165
External ferrous shipments (Gross tons)	536,973	567,403	506,128
Steel Fabrication
Average sales price (Per ton)	$3,141	$5,021	$3,501
Shipments (Tons)	143,842	173,021	150,002

*   Includes Heartland, The Techs and United Steel Supply operations